Exhibit 3.12

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

CYRUS ONE FOREIGN HOLDINGS LLC

THE INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE LAW. THE INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (ii) AN OPINION OF COUNSEL SATISFACTORY TO CYRUS ONE FOREIGN HOLDINGS LLC TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND SUCH LAWS.

THE INTERESTS REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THIS OPERATING AGREEMENT.

THIS OPERATING AGREEMENT (the “Agreement”) is made by the written declaration of Cincinnati Bell Data Centers Inc. (the “Member”), the sole member of Cyrus One Foreign Holdings LLC, a Delaware limited liability company (the “Company”), and is effective on the date of execution of this Operating Agreement.

ARTICLE 1

NAME AND PURPOSES

Section 1.1 Formation. The Member has caused the Company to be organized as a Delaware limited liability company by delivering the Certificate of Formation to the Delaware Secretary of State on August 4, 2011.

Section 1.2 Name and Office. The name of the Company is Cyrus One Foreign Holdings LLC. The original principal office of the Company shall be located 221 East Fourth Street, Suite 102-1290, Cincinnati, Ohio 45202, or such other place as the Member may from time to time determine.

Section 1.3 Purpose. The purpose for which the Company is organized is to engage in any lawful act or activity for which a limited liability company may be formed under the Act.

Section 1.4 Term. The duration of the Company shall be perpetual.

Section 1.5 Agent. Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 shall be the original statutory agent of the Company upon whom any process, notice or demand may be served.

Section 1.6 Definitions. Attached to this Agreement is Exhibit A, which defines certain terms used in this Agreement and which is incorporated by reference into this Agreement.

Section 1.7 Single Member Limited Liability Company; Federal Income Tax Status. The Member shall be the sole member of the Company. For federal income tax purposes under the Code: (a) the Company shall be disregarded as an entity separate from its owner while the Company has only one member; or (b) treated as a partnership if the Company has two or more members. At such time as the Company has two or more members, this Agreement shall be amended to include such provisions as the members deem necessary to: (a) allocate rights and obligations between or among the members; and (b) properly allocate profits, losses and other tax attributes in a manner consistent with the requirements of the Code and any regulations promulgated under the Code.

Section 1.8 Meetings of Member and Board of Directors. Meetings of the Member or Board of Directors shall be held at any place within the United States designated by the Member or Board of Directors and stated in the notice of the meeting. If no place is so specified, meetings shall be held at the principal office of the Company. A Member or director need not be present in person, but may participate in the meeting through use of any means of communication by which the Member or directors may simultaneously hear each other during the meeting.

ARTICLE 2

CAPITAL CONTRIBUTIONS AND UNITS

Section 2.1 Capital Contributions.

(a) Initial Contribution. The Member has made an initial Capital Contribution to the Company as provided in Exhibit B attached hereto.

(b) Additional Contributions.

(1) The Member shall not be required to make additional Capital Contributions, but may do so at its sole option.

(2) In the event that additional funds in excess of loan proceeds and the amounts theretofore contributed by the Member are required by the Company, the Member may make additional Capital Contributions or attempt to acquire the additional funds through any other method determined by the Member to be prudent in the circumstances. In this regard, the Member may cause the Company to: (i) attempt to borrow funds; (ii) sell authorized but unissued Units to Persons who are not members prior to such sale of Units, upon such terms and conditions as shall be determined by the Member, in its sole discretion; or (iii) take other action to generate additional funds.

Section 2.2 Units.

(a) Original Issuance. There shall be issued to the Member one hundred (100) Units.

(b) Additional Units.

(1) If there is more than one member and one or more member makes an additional Capital Contribution, the Company shall issue additional Units to such members in return for such additional Capital Contribution. The number of additional Units to be issued shall be determined by dividing (i) the dollar amount of the Capital Contribution, by (ii) the per Unit value as of the date of the such contribution, as established for such transaction(s) by the Member.

(2) If the Company elects to raise additional funds by selling authorized but unissued Units to Persons who are not members prior to such sale of Units, there shall be issued to such Persons in return for their Capital Contributions such number of Units as may be determined by the Member.

(c) Number of Units. The Company is authorized to issue up to one thousand (1,000) Units. The Member may increase the number of authorized Units.

ARTICLE 3

RIGHTS AND OBLIGATIONS OF THE MEMBER

Section 3.1 Limitation of Liability. Except as otherwise required by law, the Member shall not be liable beyond the Member’s Capital Contributions for any debts, losses or any liability of the Company or of its employees or agents.

Section 3.2 Assignment. Except for limitations on transfer imposed by federal and state securities laws, the Member may assign, pledge or otherwise transfer its Units to any Person upon such terms and conditions as it, in its sole discretion, may determine.

Section 3.3 Member Has No Exclusive Duty to the Company. The Member may have other business interests and may engage in other activities in addition to those relating to the Company. The Company (and if there is more than one Member, the other members) shall not have any right, by virtue of this Agreement, to share in such other investments or activities of the Member or to the income or proceeds derived therefrom. The Member shall incur no liability to the Company as a result of engaging in any other business or venture.

Section 3.4 Membership Interests as Securities. The Company hereby elects that all membership interests in the Company shall be securities, as set forth in 6 Del. C. § 8-103, and governed by Article 8 of the Uniform Commercial Code, as adopted by the State of Delaware. Each certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in Cyrus One Foreign Holdings LLC and shall be made a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

ARTICLE 4

ACTIONS OF THE MEMBER

Any action that may be authorized or taken at a meeting of members of a limited liability company organized under the Act may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, the Member, which writing or writings shall be filed with or entered upon the records of the Company. A matter transmitted by Electronic Transmission by a Member shall be deemed to be written and signed for purposes of this section.

ARTICLE 5

MANAGEMENT BY BOARD OF DIRECTORS

Section 5.1 Management. The Company shall be managed by a Board of Directors. The Board may be comprised of up to seven (7) directors, with no less than one (1). Any action that may be authorized or taken at a meeting of the Board of Directors may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by the directors, which writing or writings shall be filed with or entered upon the records of the Company. Any action to be taken by the Board of Directors shall be binding if approved by a majority of the directors then in office. The Board of Directors has the power and authority to cause the Company to conduct its business in the ordinary course and to bind the Company in the ordinary course of its business, including, without limitation, the following:

(a) approve the acquisition, disposition, purchase, sale, exchange, or liquidation, in whole or in part, of the business, assets, or property of the Company;

(b) authorize the making, modification, amendment, or termination of any agreement;

(c) authorize any distribution to the Member;

(d) change the fiscal year of the Company or make or modify any tax elections as the Board of Directors believes to be in the best interests of the Company and the Member;

(e) manage capital accounts for the benefit of the Member;

(f) approve any change of the location of the headquarters of the Company;

(g) open, conduct, and close checking, savings, custodial, and other accounts on behalf of the Company in such banks or other financial institutions as the Board of Directors may select from time to time;

(h) negotiate, enter into, execute, and exercise the Company’s rights under any and all contracts necessary, desirable, or convenient with respect to the business and affairs of the Company;

(i) execute any notifications, statements, reports, returns, registrations, or other filings that are necessary or desirable to be filed with any local, state, or Federal agency, commission, or authority, including, without limitation, any registration of securities with any state or Federal securities commission, and appear before such agency, commission, or authority on behalf of the Company;

(j) purchase or bear the cost of any insurance covering the potential liabilities of the Company, Member, Board of Directors, any officer or employee of the Company, and any other Person acting on behalf of the Company;

(k) commence, defend, or settle litigation pertaining to the Company, its business or assets;

(l) employ accountants, attorneys, contractors, brokers, investment managers, engineers, consultants or other persons, firms, corporations, or entities on such terms and for such compensation as it determines is proper, including, without limitation, persons and entities who may be the Member or affiliates, or who perform services for, or have business, financial, family, or other relationships with, the Member, or any officer or employee;

(m) enter into, make, and perform such contracts, agreements, and other undertakings, to execute, acknowledge, and deliver such instruments, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Article 5, including, without limitation, contracts, agreements, undertakings, and transactions with the Member or with any other person, firm, or corporation which is an affiliate or which performs services for or has any business, financial, family, or other relationship with the Member.

Section 5.2 Election and Term of Office. The directors shall be elected at such frequency as determined by the Member, and each director shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until such director shall resign or shall have been removed from office in the manner hereinafter provided. Any removal or resignation may be done by resolution and shall not require an amendment to this Agreement.

Section 5.3 Removal. Any director may be removed by the Member at any time, with or without cause. Election or appointment of the directors shall not of itself create contractual rights.

Section 5.4 Resignation. Any director may resign at any time, with or without cause, by written notice to the Member.

ARTICLE 6

OFFICERS

Section 6.1 General. The Board of Directors may, in its discretion, appoint such officers and assistant officers as the Board of Directors may from time to time determine. The officers shall perform such duties as determined by the Board of Directors from time to time, including any of those management duties set forth in Section 5.1 as the Board of Directors in its discretion shall determine may be carried out by the respective officers. The Board of Directors may, in its discretion, choose not to appoint officers of the Company.

Section 6.2 Election and Term of Office. The officers of the Company, if any, shall be appointed at such frequency as determined by the Board of Directors, and each officer shall hold office until his or her successor shall have been duly appointed and shall have qualified or until his or her death or until such officer shall resign or shall have been removed from office in the manner hereinafter provided.

Section 6.3 Removal. Any officer may be removed by the Board of Directors at any time, with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Election or appointment of an officer shall not of itself create contractual rights.

Section 6.4 Resignation. Any officer may resign at any time, with or without cause, by written notice to the Board of Directors.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Standard Imposed. No director or officer shall be liable, responsible, or accountable, in damages or otherwise, to the Member or to the Company for any act performed by such person within the scope of the authority conferred on them by this Agreement, except as provided in the Act.

Section 7.2 Right to Indemnity. The Company shall indemnify the Member, directors and officers for any act performed by such person within the scope of the authority conferred on them by this Agreement unless the act is proved by clear and convincing evidence to have been undertaken with deliberate intent to cause injury to the Company.

ARTICLE 8

TERMINATION OF THE COMPANY

Section 8.1 Ceasing to Be a Member. A member shall cease to be a member only upon: (a) the voluntary transfer or assignment of all of such member’s interest in the Company; or (b) to the extent that a written operating agreement cannot provide otherwise, an event which, under the Act, terminates the continued membership of a member of a Delaware limited liability company.

Section 8.2 Events Causing Dissolution. The Company shall dissolve, wind up and terminate only upon: (a) the written consent of the Member, (b) as long as the Company has only one member, the withdrawal of that member, or (c) any other occurrence which, under the Act, causes the dissolution of a Delaware limited liability company and which cannot be superceded by a written operating agreement. As long as the Company has more than one member, the withdrawal of a member shall not cause a dissolution of the Company, and after such a withdrawal, the Company may continue to operate the business of the Company.

Section 8.3 Procedure on Dissolution. Upon dissolution of the Company under Section 8.2, the Member shall proceed to liquidate and wind up the business of the Company. Upon the winding up of the Company, the business of the Company may be continued in order to maximize the Company’s value as a going concern for eventual sale. The Company, in lieu of selling all or any of the Company assets, may convey the assets in kind to the Member. The Company assets and the proceeds of any liquidation sale shall be applied and distributed at the closing of any sale in the following order of priority:

(a) To the payment of all debts and liabilities of the Company and all expenses of liquidation;

(b) To the setting up of such reserves as the Member may deem necessary for any contingent liabilities of the Company. Any reserves shall be deposited with an escrow, to be applied to the discharge of any contingent liabilities, and, at the expiration of whatever period the Member may deem advisable, the balance shall be distributed as provided in clause (c) below; and

(c) The balance, if any, shall be distributed to the Member.

ARTICLE 9

FISCAL MATTERS

Section 9.1 Books and Records. The Company shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, full and accurate books of the Company at the Company’s principal place of business, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs, including those documents required to be maintained by the Act. The books of the Company shall be kept on either a cash or an accrual basis as determined by the Board of Directors. Upon reasonable request, the Member and its duly authorized representatives shall at all times during regular business hours have access to and may inspect and copy any of such books and records at its expense.

Section 9.2 Company Year. The annual accounting period of the Company shall end on December 31.

Section 9.3 Company Bank Accounts. The Company shall receive all moneys of the Company and shall deposit the same in one or more banking accounts. Withdrawals from Company accounts shall be made upon the signature of such Persons as the Board of Directors determines is in the best interest of the Company.

Section 9.4 Accounting Decisions. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Board of Directors.

ARTICLE 10

MEMBER REPRESENTATIONS

Section 10.1 Representations and Warranties of the Member. In connection with the Member’s acquisition of an interest in the Company, the Member represents, warrants and covenants as follows:

(a) the Units were not offered or sold to the Member by means of any form of general solicitation, or general advertising, or publicly disseminated advertisements or sales literature, and the Member is not aware of any offers or sales made to other persons by such means;

(b) the Units of the Company being acquired by the Member are being acquired by the Member only for investment, and not with a view to a distribution or subsequent offering of such Units;

(c) the offering of the Units has not been registered with any federal or state agency partially in reliance upon these representations;

(d) the Units purchased hereunder were issued in a transaction believed to be exempt from the registration provisions of the Securities Act of 1933, as amended, (the “Securities Act”), pursuant to Section 3(b) and or 4(2) thereof and/or Regulation D promulgated thereunder, and in a transaction believed to be exempt from the registration and/or qualification provisions of the securities laws of the states in which they were sold;

(e) there is no public market for the Units and the Member must bear the risk of an investment in the Units indefinitely;

(f) the Units cannot be resold or otherwise disposed of and must be held indefinitely unless they are subsequently registered under the Securities Act and appropriate state securities laws or unless an exemption from registration is available, and the Company is and will be under no obligation to register any sale or other transfer of the Units or to comply with any exemption available for resale of the Units;

(g) the Member has been involved in the organization of the Company; and

(h) the Member is a duly organized Delaware corporation.

ARTICLE 11

GENERAL PROVISIONS

Section 11.1 Notices. Except as otherwise provided in this Agreement, any and all notices, consents, waivers, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same and shall be deemed properly given only if hand delivered or sent by overnight courier or registered or certified United States mail, postage prepaid, addressed: (a) in the case of the Company, to the Company, at the principal office of the Company, (b) in the case of the Member to the Member at its address set forth in the records of the Company. The Member may, by notice to the Company, specify any other address for the receipt of such instruments or communications.

Section 11.2 Applicable Law. This Agreement and the rights of the Member shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

Section 11.3 Severablity. In case any one or more of the provisions contained in this Agreement or any application thereof shall be contrary to a provision of the Act which cannot be altered by a written operating agreement, or otherwise be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

Section 11.4 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Member and its administrators, successors and permitted assigns.

Section 11.5 Authority to Amend. Amendments to this Agreement shall require the written approval of the Member.

IN WITNESS WHEREOF, the Member has signed this Operating Agreement as of the 4th day of August, 2011.

MEMBER

Cincinnati Bell Data Centers Inc.

By:	/s/ Christopher J. Wilson
Name:	Christopher J. Wilson
Title:	Vice President, General Counsel and Corporate Secretary

OPERATING AGREEMENT

OF

CYRUS ONE FOREIGN HOLDINGS LLC

EXHIBIT A

DEFINED TERMS

Capitalized words and phrases used in this Agreement have the following meanings:

1. “Act” means the Delaware Limited Liability Company Act as amended from time to time (or any corresponding provisions of succeeding law).

2. “Agreement” or “Operating Agreement” means this Operating Agreement as amended from time to time.

3. “Capital Contribution” means, with respect to the Member, the amount of money and the value of any property (other than money) contributed to the Company by the Member, as determined by the Company.

4. “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

5. “Company” means Cyrus One Foreign Holdings LLC and the limited liability company continuing the business of this Company in the event of dissolution as herein provided.

6. “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

7. “Member” means Cincinnati Bell Data Centers Inc., or its assignee or transferee.

8. “Person” means any individual, partnership, corporation, trust, limited liability company or other entity.

9. “Unit(s)” means one or more of the units issued to a member representing an interest in the Company as described in this Operating Agreement.

OPERATING AGREEMENT

OF

CYRUS ONE FOREIGN HOLDINGS LLC

EXHIBIT B